                                                                   Exhibit 23.2


                        Consent of Independent Auditors


The Board of Directors and Stockholders,
Media General, Inc.


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Media General, Inc., for the registration of $600,000,000 of senior debt securities and to the incorporation by reference therein of our reports dated January 26, 2001, with respect to the consolidated financial statements of Media General, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP

Richmond, Virginia
July 13, 2001